Exhibit 99

Date:            April 2, 2001

For Release:     6 a.m. April 2, 2001


Mary Lou Kromer (Media)

561-694-6464

Lisa Kuzel (Investor Relations)
561-694-4697
Lisa_kuzel@fpl.com



FPL GROUP AGREES WITH ENTERGY TO TERMINATE MERGER AGREEMENT


Juno Beach, FL (April 2, 2001) -- FPL Group, Inc. (NYSE: FPL) today announced that it had reached a mutual agreement with Entergy Corporation to terminate the two companies' agreement to merge.

FPL Group said a number of factors led management and the board of directors to conclude the merger would not achieve the synergies or create the shareholder value originally contemplated when the merger was announced in July. A principal reason for FPL Group's decision centered on discrepancies in Entergy's financial forecasts and Entergy's repeated refusal to provide financial documents and other information requested by FPL pursuant to the merger agreement.

FPL Group said other factors also contributed to its decision to mutually agree to terminate the merger, including: restrictions that appeared likely to be imposed by regulatory authorities on the ability to grow and operate the business of the combined companies, disagreements on how to operate and manage the combined companies, and issues regarding the prospects and direction of various aspects of the combined companies' business.

Both companies agreed not to seek a termination fee under the terms of the merger agreement as a result of this termination. A fee will be payable if within 9 months of the termination one party agrees to a substantially comparable transaction with another party. Each company will bear its own merger-related expenses. The companies said that they would withdraw merger-related filings currently pending before federal, state, and local regulatory agencies.

FPL Group, with annual revenues of more than $7 billion, is one of the nation's largest providers of electricity-related services with a generating capacity of more than 23,000 megawatts. Its principal subsidiary, Florida Power & Light, serves 3.9 million customer accounts in Florida. FPL Group employs 10,850 employees and operates in 14 states. FPL Energy, LLC, FPL Group's independent power production subsidiary, is a leader in generating electricity from clean and renewable fuels.